Exhibit 99.1

Contact:	Media:	Investors:

	Ron Gruendl	Stephen Lackey
	+1 412 234 7157	+1 212 635 1578
	ron.gruendl@bnymellon.com	steve.lackey@bnymellon.com

The Bank of New York Mellon to Repurchase Preferred Stock Related to TARP Capital Investment

NEW YORK, June 9, 2009 - The Bank of New York Mellon Corporation, the global leader in asset management and securities servicing, today confirmed that it is among the first large banks to receive permission to repurchase the preferred stock purchased by the U.S. government last October as part of the TARP capital investment program.

“This news will be welcomed by our clients around the world as well as by American taxpayers, who have realized a very good return on their investment in our company. We appreciate the support that the U.S. government provided to our industry and the overall economy at a critical time,” said Robert P. Kelly, chairman and chief executive officer of The Bank of New York Mellon.

The Bank of New York Mellon has raised $2.9 billion toward the repurchase of the $3 billion TARP capital investment in the company through a $1.5 billion non-guaranteed five-year and 10-year senior debt offering and the sale of $1.4 billion in new common stock to the public.

The company’s announcement that it will repurchase the preferred stock coincides with the June 9 anniversary of its founding. The company opened its doors for the first time on June 9, 1784. “As the oldest bank in the United States, our company has a remarkable and unique history of innovation and change, supported by our continued financial strength and stability,” Kelly added. “It is fitting that during this anniversary year, our company has continued to play a critical and stabilizing role in the global economy. We look forward to continuing to support our people, clients and communities for the next 225 years.”

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $19.5 trillion in assets under custody and administration, $881 billion in assets under management, services more than $11 trillion in outstanding debt and processes global payments averaging $1.8 trillion per day. Additional information is available at www.bnymellon.com.

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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the Company’s expectations with respect to the repurchase of the TARP investment. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially can be found in the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and the Company’s other filings with the Securities and Exchange Commission.